EXHIBIT 99.1

Orange 21 Inc.
2070 Las Palmas Drive
Carlsbad, CA 92009
PH: (760) 804-8420
FX: (760) 804-8442
NASDAQ: ORNG
www.orangetwentyone.com

Orange 21 Reports Third Quarter 2005 Financial Results

•                  Third quarter net sales of $10.8 million, a 8.4% year-over-year increase

•                  Third quarter EPS of $0.02 compared to $0.10 per share in the third quarter of 2004

CARLSBAD, CA, November 14, 2005 — Orange 21 Inc. (NASDAQ: ORNG), a leading developer of brands that produce premium products for the action sport and youth lifestyle markets, today announced financial results for the three months ended September 30, 2005.

The Company’s net sales for the third quarter of 2005 increased 8.4% to $10.8 million compared to $10.0 million in the third quarter of 2004, meeting the high end of the Company’s previously announced estimate.  The Company reported net income for the third quarter of 2005 of approximately $192,000, compared to net income of approximately $517,000 in the third quarter of 2004.  Earnings per diluted share for the third quarter were $0.02 on approximately 8.3 million weighted average shares outstanding compared to $0.10 per share on approximately 5.1 million weighted average shares outstanding in the same period a year ago.

Cash, cash equivalents, and short term investments at September 30, 2005, totaled approximately $10.8 million.

“Although our earnings for the third quarter were less than expected we are pleased with our year to date increase in revenue of approximately 24%.   While our third quarter results were adversely impacted by delays in manufacturing, lower than expected sales in our E Eyewear product line, changes to several international distributors, and continued weakness in the U.S. dollar relative to the Euro, we are excited about the continuing global sales growth in the brand,” said Barry Buchholtz, Chief Executive Officer.  “We have experienced growing pains during our first year as a public company, but despite these near-term challenges, we remain optimistic about 2006 and beyond, as we believe we are taking the right strategic initiatives to achieve our sales growth and margin improvement goals.  Our core brand is well positioned, and we believe our popular existing styles combined with the many new products we’ve announced will drive sales momentum.”

2005 Outlook

The Company previously announced 2005 annual revenue guidance in the range of $41.5 - $42.5 million and fully diluted earnings per share in the range of $0.05 - $0.09.   The guidance includes an estimated $0.02 of dilution from the previously announced acquisition of Orange 21’s eyewear manufacturer LEM, and an estimated $0.01 to $0.02 reduction attributable to the costs of the Oakley and Class Action law suits.

Investor Conference Call

Orange 21’s quarterly earnings conference call is scheduled to begin today, Monday, November 14, 2005 at 1:30 p.m., Pacific Standard Time.  The conference call will be broadcast live over the Internet.  Investors may listen to the live webcast at www.orangetwentyone.com.  For those who are not available for the live broadcast, the call will be archived on Orange 21’s investor website.

About Orange 21 Inc.

Orange 21 develops brands that produce premium products for the action sport and youth lifestyle markets. Orange 21’s brands include Spy Optic™, which manufactures sunglasses and goggles targeted towards the action sports and youth lifestyle market, and E Eyewear™, which manufactures the signature Dale Earnhardt, Jr. sunglass line.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release and the company’s quarterly conference call to be held on November 14, 2005 contain forward-looking statements and forecasts about Orange 21 and its business, such as management’s estimates of net sales, earnings and expenses for 2005.  Because forecasts are inherently estimates that cannot be made with precision, the company’s actual results may differ from its estimates and those differences may be material.

Statements in this press release and in the quarterly conference call regarding financial guidance, expectations regarding sales growth, margin improvements, future strength of the brand and products, the closing of the LEM transaction, and other statements that refer to Orange 21’s estimated and anticipated results are forward-looking statements. All such forward-looking statements reflect Orange 21’s current analysis of existing trends and information and represent Orange 21’s judgment only as of the date of this press release. Actual results may differ from current expectations based on a number of factors affecting Orange 21’s business, including but not limited to, demand for the company’s products; uncertainties associated with Orange 21’s ability to maintain a sufficient supply of products and to successfully manufacture its products; the performance of new products and continued acceptance of current products; the execution of strategic initiatives and alliances; the impact of ongoing litigation; satisfaction of the applicable closing conditions for the LEM transaction;  uncertainties associated with intellectual property protection for the Company’s products; matters generally affecting the domestic and global economy, including changes in interest rates and currency exchange rates; and other factors described in the Company’s filings with the U.S. Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q. Therefore, the reader is cautioned not to rely on these forward-looking statements. Orange 21 disclaims any intent or obligation to update these forward-looking statements.

Contact:

Orange 21 Inc.

Michael Brower, CFO

760.804.8420

OR

Integrated Corporate Relations

Investor Relations

310.395.2215

Andrew Greenebaum / agreenebaum@icrinc.com

Allyson Pooley / apooley@icrinc.com

Orange 21 Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	September 30,
	2004	2005
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$11,476,828	$1,693,042
Short-term investments	—	9,075,502
Accounts receivable—net	8,244,910	8,445,387
Inventories	11,814,846	13,015,212
Prepaid expenses and other current assets	1,073,181	1,905,137
Deferred income taxes	1,074,000	1,072,285

Total current assets	33,683,765	35,206,565
Property and equipment - net	3,687,907	4,786,495

Intangible assets, net of accumulated amortization of $318,332 and $370,800 at 2004 and 2005, respectively	152,543	504,025

Total assets	$37,524,215	$40,497,085

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of notes payable	$125,000	$—
Current portion of capitalized leases	37,370	37,041
Accounts payable	2,243,955	1,912,645
Accrued expenses and other liabilities	2,433,371	2,584,164
Income taxes payable	443,619	12,780

Total current liabilities	5,283,315	4,546,630

Notes payable, less current portion	166,667	—
Capitalized leases, less current portion	31,369	3,277
Deferred income taxes	143,000	40,348

Total liabilities	5,624,351	4,590,255
Commitments and contingencies
Stockholders’ equity
Preferred stock; par value $0.0001; 5,000,000 authorized	—	—
Common stock; par value $0.0001; 100,000,000 shares authorized; 7,491,218 and 8,031,189 shares issued and outstanding at 2004 and 2005, respectively	747	801
Additional paid-in capital	31,655,426	35,927,045
Accumulated other comprehensive income	437,673	113,467
Accumulated deficit	(193,982)	(134,483)

Total stockholders’ equity	31,899,864	35,906,830

Total liabilities and stockholders’ equity	$37,524,215	$40,497,085

Orange 21 Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2004	2005	2004	2005

Net sales	$9,977,364	$10,819,773	$24,028,325	$29,707,956
Cost of sales	4,619,500	5,310,534	10,930,375	14,494,701

Gross Profit	5,357,864	5,509,239	13,097,950	15,213,255

Operating expenses:
Sales and marketing	3,048,848	3,462,546	7,875,932	9,381,103
General and administrative	1,069,485	1,368,080	3,242,121	4,223,149
Shipping and warehousing	315,642	334,917	670,313	924,508
Research and development	96,474	160,562	283,679	475,018

Total operating expenses	4,530,449	5,326,105	12,072,045	15,003,778

Income from operations	827,415	183,134	1,025,905	209,477

Other income (expense)
Interest (expense) income - net	(90,680)	85,632	(324,930)	236,045
Foreign currency transaction gain	242,884	165,933	97,170	66,345
Other income (expense) - net	48,747	4,704	48,572	(7,917)
Total other income (expense)	200,951	256,269	(179,188)	294,473
Income before income taxes	1,028,366	439,403	846,717	503,950
Income tax provision	511,442	247,293	761,401	444,451
Net income	$516,924	$192,110	$85,316	$59,499
Net earnings per common share
Basic	$0.11	$0.02	$0.02	$0.01
Diluted	$0.10	$0.02	$0.02	$0.01
Weighted average common shares outstanding
Basic	4,898,246	8,026,502	4,570,556	8,014,352
Diluted	5,073,466	8,339,792	4,745,788	8,407,376